Exhibit 5.1

233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES

	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
July 31, 2012	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
TransUnion Holding Company, Inc.	Los Angeles	Tokyo
555 West Adams Street	Madrid	Washington, D.C.
Chicago, Illinois 60661	Milan

Re:	Registration Statement on Form S-4;

Exchange Offer for $600,000,000

Aggregate Principal Amount of 9.625%/10.375% Senior PIK Toggle

Notes due 2018, Series B

Ladies and Gentlemen:

We have acted as special counsel to TransUnion Holding Company, Inc., a Delaware corporation (the “Issuer”), in connection with the issuance of up to $600,000,000 aggregate principal amount of 9.625%/10.375% Senior PIK Toggle Notes due 2018, Series B (the “Exchange Notes”) under an indenture, dated March 21, 2012 (the “Indenture”), among the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). The Exchange Notes will be issued in exchange for the Issuer’s outstanding 9.625%/10.375% Senior PIK Toggle Notes due 2018, Series A (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuer and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

July 31, 2012

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Exchange Notes have been duly authorized by all necessary corporate action of the Issuer and, when executed, issued, authenticated and delivered by or on behalf of the Issuer in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought, (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 and Article 10 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) provisions purporting to make a guarantor primarily liable rather than as a surety, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Exchange Notes (collectively, the “Operative Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuer, (b) that the Operative Documents constitute legally valid and binding obligations of the parties thereto other than the Issuer, enforceable against in accordance with their respective terms, and (c) that the status of the Operative Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,